UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2011 (April 25, 2011)
Walter Investment Management Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, Florida	33607

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 421-7605
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 30, 2011, Walter Investment Management Corp. (the “Company”) filed a Report on Form 8-K with the Securities and Exchange Commission (SEC) reporting its entry into a debt commitment letter (the “Debt Commitment Letter”) with Credit Suisse Securities (USA) LLC, Credit Suisse AG, RBS Securities Inc. and Royal Bank of Scotland PLC (collectively, the “Lenders”) pursuant to which, subject to the conditions set forth therein, the Lenders committed to provide the Company with $795 million of senior secured credit facilities, the proceeds of which will be used, together with Company cash, (i) to fund the cash portion of the transaction consideration for the Company to acquire 100% of the membership interests of GTCS Holdings LLC (“Green Tree”), (ii) repay existing indebtedness of Green Tree and (iii) to pay certain fees and expenses of the transaction. On May 25, 2010, the Debt Commitment Letter was amended and restated (the “Amended and Restated Debt Commitment Letter”) to add Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America N.A. and Morgan Stanley Senior Funding, Inc. as Lenders and to increase the total amount of the senior secured credit facilities to $810 million.
The foregoing summary of the Debt Commitment Letter does not purport to be complete. The foregoing summary of the Debt Commitment Letter is subject to, and qualified in its entirety by, the full text of the Debt Commitment Letter, which was filed with the SEC on March 30, 2011, and the foregoing summary of the Amended and Restated Debt Commitment Letter is subject to and qualified in its entirety by the full text of the Amended and Restated Debt Commitment Letter which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits
(d) Exhibits

Exhibit
No.	Note	Description
10.1
Amended and Restated Debt Commitment Letter, dated as of April 25, 2011, from Credit Suisse Securities (USA) LLC, Credit Suisse AG, RBS Securities Inc., Royal Bank of Scotland PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America N.A. and Morgan Stanley Senior Funding, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: May 2, 2011	By:	/s/ Stuart Boyd Stuart Boyd, Vice President,
General Counsel and Secretary

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